UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2018

Moxian, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55017	27-3729742
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Block A, 9/F, Union Plaza, 5022 Binjiang Avenue, Futian District, Shenzhen City, Guangdong Province, China
(address of principal executive offices) (zip code)

Tel: +86 (0)755-66803251
(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 11, 2018, the Corporate Governance and Nominating Committee of the Registrant recommended, and the Board of the Registrant approved, the appointment of Mr. “Lionel” Choong Khuat Leok to the Registrant’s Board.

The Registrant has agreed to pay Mr. Choong $3,000.00 per month for his service as a director. The Board has determined that Mr. Choong satisfies the definition of “independent director” under the Nasdaq listing standards. There are no relationships or related transactions between Mr. Choong and the Registrant that would be required to be reported under Section 404(a) of Regulation S-K.

Independent Director Agreement

In connection with Mr. Choong’s appointment, the Registrant has entered into an Independent Director Agreement with Mr. Choong, the terms of which are identical in all material respects to the independent director agreements that Moxian has previously entered into with its directors, and were filed with the Securities and Exchange Commission as Exhibits 10.15 and 10.16 to the Registrant’s Registration Statement on Form S-1, dated as of September 19, 2016, as amended.

Set forth below is the biographical information of Mr. Choong.

Mr. Choong Khuat Keok, age 56, has over 33 years of working experience in accounting, auditing, internal control, corporate finance and corporate governance. Mr. Choong started his working career with BDO Binder Hamlyn (“BDO”) in London in 1984 where he was later promoted as the supervisor and manager for the banking and financial services team which managed various projects in structured finance as well as consultation projects for BDO’s client’s initial public offerings. During his term with BDO, Mr. Choong gained the Institute of Chartered Accountants in England and Wales (ICAEW) Certification as a certified accountant.

In 1992, Mr. Choong joined Deloitte & Touche (“Deloitte”) as a manager of assurance and advisory department where he was responsible for consulting and audit work for clients. Mr. Choong was then promoted to principal and later partner of Deloitte where he focused on public company capital raising and mergers and acquisitions (“M&A”). In 2002, Deloitte & Touche Corporate Finance Ltd was established to provide strategic M&A advisory services, at which Mr. Choong was responsible for business development.

In 2003, Mr. Choong left Deloitte to provide corporate advisory services to the major shareholder of Byford International Ltd (“Byford”), the global brand owner of Byford, Baby-Q and related trademarks, where he first served as a non-executive director and was later appointed as executive director, Chief Financial Officer (“CFO”), company secretary and authorised representative of Byford to the Stock Exchange of Hong Kong Ltd (“HKX”). During his three years of services with Byford, Mr. Choong has facilitated the listing of Byford on the Growth Enterprise Market of the HKX, the acquisition of Byford by Roly International Holdings Ltd (“Roly”), a company listed on the main board of Singapore Exchange Securities Trading Limited, as well as the post-acquisition integration of Byford with Roly.

In 2006, Mr. Choong joined Kennic L.H. Lui & Co, a Hong Kong based accounting firm, where he worked on various financial consulting, corporate finance investments and M&A. Then, Mr. Choong worked with several companies, including Sinobiomed, Inc, a drug company quoted on OTCBB, from 2008 to 2011 as a Chief Financial Officer; Tack Fat Group International Limited, an investment holding company listed on HKX, from 2009 to 2011 as a non-executive director and an audit committee chairman; Emerson Radio Corporation, Inc., an electronics distribution company listed on New York Stock Exchange, from 2013 to 2016 as an independent non-executive director and a vice chairman of the board of directors; and the Body Glove United States and China buying office from 2012 to 2015 as a financial accounting consultant.

Currently, Mr. Choong serves as a board advisor and a director for Really Sports Co, Ltd (a joint venture sport retail company with revenue of RMB 2 billion), a consultant and acting CFO for Global Regency Ltd (an electronic retail company), an acting CFO for Weyland Tech Inc. (a mobile application OTCQX listed company), a consultant for Zenith Professionals Ltd (a corporate advisory company) and a director for Willing Co., Ltd. (a private holding company).

Mr. Choong obtained his Bachelor of Arts in Accountancy from London Guildhall University, United Kingdom in 1984 and Master of Business Administration from Northwestern University, Kellogg School of Management and The Hong Kong University of Science and Technology in 2002.

Aside that, Mr. Choong is also a certified public accountant recognised by the Hong Kong Institute of Certified Public Accountants.

The Board has determined that Mr. Choong is well-qualified to serve as an Independent Director of the Registrant based on his wide range of experience in a variety of senior financial positions with companies in Hong Kong, the People’s Republic of China, the United Kingdom and the United States.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOXIAN, INC.

Date: May 14, 2018	By:	/s/ Tan Wan Hong
Name: Tan Wan Hong
Title: Chief Financial Officer